EXHIBIT 99.1
Matritech Reports Third Quarter 2006 Financial Results
•	NMP22® BladderChek® Test Sales Increased 28% year-over-year in the first nine months

•	Guidance of $12 million in 2006 Revenues Confirmed

•	Sales of NMP22® BladderChek® Test to Gynecologists in Germany Continues to Grow - More than 1,300 Gynecologists Have Purchased the Test to Date

•	Matritech Named one of New England’s Fastest Growing Technology Companies in Deloitte’s Technology “Fast 50 Program” for Third Consecutive Year

NEWTON, MA (October 31, 2006) - Matritech (Amex: MZT), a leading developer of protein-based diagnostic products for the early detection of cancer, today reported financial results for the third quarter ended September 30, 2006. The Company also confirmed its 2006 guidance of $12 million in revenues.

David L. Corbet, Matritech’s President and COO remarked, “We are continuing to see an increase in the adoption of the NMP22® BladderChek® Test in both the U.S. and Germany where we have added new urology practices to our customer bases. In Germany, we are also showing continued strength with sales growth in both the urology and gynecology markets; and in just over a year of actively targeting gynecologists in Germany, over 1,300 gynecologists have bought the test. We believe our successful expansion into the gynecology market in Germany could well be illustrative of the potential for expansion of the NMP22 BladderChek Test to U.S. primary care markets.”

“We are reporting an increase in year-over-year sales of the NMP22 BladderChek Test both for the quarter and the nine months, although customer usage rates by U.S. urologists continued to be slower than anticipated. By the end of the third quarter the changes in our sales support programs that we began implementing in the second quarter to drive consumption and accelerate product usage were completed. Although their effects have not been fully realized, we are beginning to see the results of these programs and expect to see additional benefits in future reporting periods. We remain optimistic about the upside potential for the NMP22 BladderChek Test.”

Stephen D. Chubb, Matritech’s Chairman and CEO added, “Based on the recent launch of bladder cancer screening programs in a number of states for individuals at risk for this cancer, including firefighters, we believe our largest potential U.S. market is primary care. This is further supported by the latest information reported in the September 1, 2006 American Cancer Society (ACS) journal Cancer that the NMP22 BladderChek Test is the first cancer test that could save lives and reduce medical expenses. Entering the primary care market will require one or more marketing partners and we are in discussions with a number of qualified companies to complement our direct sales force efforts, which principally target urology practices.”

Revenue recognized from sales of the NMP22® BladderChek® Test increased 11% during the quarter to $2,327,000 compared to $2,094,000 in the third quarter of 2005. Overall product sales for the third quarter of 2006 were $2,805,000 compared with $2,752,000 for the third quarter of 2005. NMP22 BladderChek Test sales accounted for approximately 90% of sales in the NMP22® product line.

The Company reported a loss from operations of $2,140,000 for the quarter ended September 30, 2006 compared with a loss from operations of $1,735,000 for the same period in 2005. This 23% increase was due mainly to increased staffing of Matritech's direct-to-the-doctor sales force and sales related support. The Company reported a net loss of $2,939,000, or $0.05 per share for the quarter ended September 30, 2006, compared with a loss of $2,168,000 or $0.05 per share for the same period in 2005.

Revenue recognized from sales of the NMP22 BladderChek Test increased 28% during the first nine months of 2006 to $6,944,000 as compared with $5,433,000 in the first nine months of 2005. Overall product sales for the first nine months of 2006 were $8,484,000 compared to $7,514,000 for the first nine months of 2005. Total revenues for the nine months ended September 30, 2006 were $8,562,000 compared with $7,597,000 for the nine months ended September 30, 2005, an increase of 13%.

The Company reported a loss from operations of $6,643,000 for the nine months ended September 30, 2006 compared with a loss of $5,935,000 for the same period in 2005. The Company reported a net loss attributable to common shareholders of $9,599,000 or $0.18 per share for the nine months ended September 30, 2006 compared with a net loss attributable to common shareholders of $7,274,000 or $0.16 per share for the same period in 2005. The reported net loss attributable to common shareholders for 2005 includes a $1,627,000 non-cash charge attributable to the beneficial conversion feature of the Series A Convertible Preferred Stock financing which closed in the first quarter of 2005 offset by a non-cash gain of $1,900,000 related to changes in the market value of the warrants issued in the financing.

NMP22® BladderChek® Test highlights:

•
Recommendations supporting the screening of high risk groups for bladder cancer were reported in the September 1, 2006 American Cancer Society (ACS) journal Cancer. Screening for bladder cancer in high risk individuals with the NMP22 BladderChek Test could save lives and reduce overall medical expenses. All other cancer screening programs save lives but increase expenses.

•	Bladder cancer screening programs were launched in a number of states. In communities in Colorado, Wisconsin, and Texas physicians offered screening programs for people at risk for bladder cancer.

•
Screening programs for firefighters are scheduled this year in communities in California and Rhode Island. Firefighters are considered an at-risk group because they inhale toxins contained in smoke and smoldering debris.

•
The journal Contemporary Urology published a special supplement entitled Improving Bladder Cancer Detection: The Value of Combining a Molecular Test with Cystoscopy, which was distributed to more than 11,000 subscribers. It reviewed the 2006 American Urological Association (AUA) “Bladder Cancer Detection and Screening” podium and poster sessions, including scientific findings reported at the EAU (European Association of Urology) and SGSU (Society of Government Service Urologists).

•
American Urological Association (AUA) New England Section meeting - Barry Stein, M.D., Surgeon-in-Chief of Urology, Rhode Island Hospital and Professor of Urology, Brown Medical School presented a new algorithm describing the four pathways to diagnosis. Based on recently evaluated data, his presentation added new information on the clinical utility of the NMP22® BladderChek® Test combined with cystoscopy. The NMP22 BladderChek Test is the only urine test that gives information that aids in risk assessment of whether a bladder malignancy is likely to be dangerous - muscle invasive and/or aggressive - or confined to the bladder and slower growing, information that is essential for determining the best course of treatment. The algorithm and presentation were posted by UroToday on its professional website.

The Company was notified by the American Stock Exchange (AMEX) of continued listing standards non-compliance. The Company filed a plan with the AMEX and expects its Common Stock to remain listed while its plan is under review by AMEX.

Matritech was named one of New England’s Fastest Growing Technology Companies in Deloitte’s Technology “Fast 50 Program” for the third consecutive year.

Scheduled Webcast of Call Today
Matritech has scheduled a conference call at 8:30 a.m. (ET) on Tuesday, October 31, 2006 to discuss the results of operations for the third quarter and progress in the achievement of corporate objectives. This call is being web cast by CCBN and can be accessed on the Matritech website at www.matritech.com by going to the “Investor Relations” section on the site. To access the conference call by phone, the dial in number in the United States is 866-700-5192. The International number is 617-213-8833. The pass code is 39851530.

About Matritech

Matritech is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company's first two products, the NMP22® Test Kit and NMP22® BladderChek® Test, have been FDA approved for the monitoring and diagnosis of bladder cancer. The NMP22 BladderChek Test is based on Matritech's proprietary nuclear matrix protein (NMP) technology, which correlates levels of NMPs in body fluids to the presence of cancer. Beginning with a patent portfolio licensed exclusively from the Massachusetts Institute of Technology (MIT), Matritech’s patent portfolio has grown to 15 other U.S. patents. In addition to the NMP22 protein marker utilized in the NMP22 Test Kit and NMP22 BladderChek Test, the Company has discovered other proteins associated with cervical, breast, prostate, and colon cancer. The Company’s goal is to utilize protein markers to develop, through its own research staff and through strategic alliances, clinical applications to detect cancer. More information about Matritech is available at www.matritech.com.

Statement under the Private Securities Litigation Reform Act
Any forward-looking statements in this press release including those related to the Company's expectations regarding future sales of and markets for the Company’s products, and business prospects are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. Please refer to the risk factors detailed in the Company's periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company's expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to revise or update any such forward-looking information.

-- Financial Results Follow --
###

Contact for Matritech:
Kathleen O'Donnell
617-928-0820 X270

Matritech, Inc.
Financial Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues	$2,829,945	$2,779,636	$8,561,668	$7,597,278

Cost of sales	741,172	752,346	2,280,204	2,247,579
Research, development and clinical expense	699,536	748,494	2,256,884	2,181,279
Selling, general and administrative expense	3,529,489	3,013,321	10,667,968	9,103,138

Loss from operations	(2,140,252)	(1,734,525)	(6,643,388)	(5,934,718)

Interest income	27,928	31,289	119,614	100,744
Interest expense	816,451	497,180	3,026,817	1,772,763
Mark to market income from warrants	—	(27,204)	—	1,899,698
Other expense	10,682	60,091	48,589	60,091

Net loss	$(2,939,457)	$(2,167,529)	$(9,599,180)	$(5,646,948)

Beneficial conversion feature	—	—	—	$(1,627,232)

Net loss attributable to common shareholders	$(2,939,457)	$(2,167,529)	$(9,599,180)	$(7,274,180)

Basic/diluted
net loss per share	$(0.05)	$(0.05)	$(0.18)	$(0.16)

Basic/diluted
weighted average
number of common
shares outstanding	56,142,146	45,370,972	54,044,348	44,345,812

	September 30,	December 31,
	2006	2005

Cash & cash equivalents	$1,785,785	$1,789,792
Working capital	(1,219,514)	1,643,438
Total assets	6,174,774	5,627,984
Long-term debt (a)	389,171	9,979
Series A convertible preferred stock	104,312	729,495
Stockholders' equity	(739,209)	1,353,744

(a) At September 30, 2006 and December 31, 2005 the face value of our current and long-term debt was $6,257,645 and $792,781 and the carrying value was $2,896,529 and $658,521, respectively.